INVESTMENT SUB-ADVISORY AGREEMENT

     AGREEMENT made this 12 day of October, 1999, by and between Commonfund Institutional Funds a Delaware business trust (the "Company"), Commonfund Asset Management Company, a Delaware Corporation (the "Investment Manager"), and Wellington Management Company, LLP (the "Sub-Adviser").

     WHEREAS,  the  Company  is  an  open-end,   management  investment  company
registered under the Investment Company Act of 1940, as amended, which may consist of several series, each having its own investment policies; and

     WHEREAS, one of those series is the Commonfund Short Duration Fund (the "Fund"); and

     WHEREAS, the Company has entered into an investment advisory agreement with the Investment Manager pursuant to which the Investment Manager will act as investment manager to the Fund; and

     WHEREAS, the Investment Manager, acting with the approval of the Company, wishes to retain the Sub-Adviser to render discretionary investment advisory services with respect to that portion of the Fund that may be allocated by the Investment Manager for management by the Sub-Adviser from time to time (together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (collectively, the "Managed Assets"), and the Sub-Adviser is willing to render such services.

     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. Duties of Sub-Adviser. The Sub-Adviser shall manage the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to retain in cash. The Sub-Adviser shall review all proxy solicitation materials and shall exercise any voting rights associated with securities comprising the Managed Assets in the best interests of the Fund and its shareholders. The Sub-Adviser shall provide the Investment Manager and the Company with records concerning the Sub-Adviser's activities that the Company is required to maintain, and to render regular reports to the Investment Manager and to the Company concerning the Sub-Adviser's discharge of the foregoing responsibilities.

     The Sub-Adviser shall discharge the foregoing responsibilities subject to the written instructions and directions of the Company and its Board of Directors and their agents, including the officers of the Fund and the Investment Manager, and in compliance with (i) such policies as the Company may from time to time establish and communicate to the Sub-Adviser, (ii) the objectives, policies, and limitations for the Fund set forth in the Prospectus and Statement of Additional Information as those documents may from time to time be amended or supplemented from time to time and delivered to the Sub-Adviser (the "Prospectus and Statement of Additional Information"), (iii) the Declaration of Trust of the Company, and (iv) applicable laws and regulations including the Investment Company Act of 1940 (the "40 Act") and the Internal Revenue Code of 1986. If a conflict in policies or guidelines referenced herein occurs, the Prospectus and Statement of Additional Information shall control.

     The Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. The Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund, nor will the Sub-Adviser bear any expenses that would result in the Company's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code.

     2. Duties of Investment Manager. The Investment Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement between it and the Company and shall oversee and review the Sub-Adviser's performance under this Agreement.

     The Investment Manager shall furnish to the Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of the Company, and the current Prospectus and Statement of Additional Information as those documents may be amended from time to time.

     3. Custody, Delivery and Receipt of Securities. The Fund shall designate one or more custodians to hold the Managed Assets. The custodians, as so designated, will be responsible for the custody, receipt and delivery of securities and other assets of the Fund including the Managed Assets, and the Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund including the Managed Assets. In the event that any cash or securities of the Fund are delivered to the Sub-Adviser, it will promptly deliver the same over to the custodian for the benefit of and in the name of the Fund.

     Unless otherwise required by local custom, all securities transactions for the Managed Assets will be consummated by payment to or delivery by the Fund of cash or securities due to or from the Managed Assets.

     Repurchase agreements including tri-party repurchase agreements and other trading agreements may be entered into by the Fund acting through designated officers or agents; custodians under tri-party repurchase agreements will act as sub-custodians of the Fund.

     4. Portfolio Transactions.

     (a) Selection of Brokers. The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities and other property for the Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and Statement of Additional Information for the Fund or as the Board of Directors or the Investment Manager may direct from time to time and conformity with federal securities laws.

     In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of
1934). Consistent with any guidelines established by the Board of Directors and communicated to the Sub-Adviser, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or terms of the overall responsibilities of the Sub-Adviser to the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Investment Manager, Sub-Adviser or the Company's principal underwriter) to take into account the sale of shares of the Company if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will Fund assets be purchased from or sold to the Investment Manager, Sub-Adviser, the Company's principal underwriter, or any affiliated person of either the Company, the Investment Manager or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the 1940 Act.

     b) Aggregating Orders. The Fund agrees that Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser, if, in Sub-Adviser's reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the transaction price, brokerage commission and other expenses. The Fund acknowledges that the determination of such economic benefit to the Fund by Sub-Adviser may represent Sub-Adviser's evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In any single transaction in which purchases and/or sales of securities of any issuer for the account of the Fund are aggregated with other accounts managed by Sub-Adviser, the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the account of Fund.


     5. Compensation of the Sub-Adviser. For the services to be rendered by the Sub-Adviser under this Agreement, the Investment Manager shall pay to the Sub-Adviser compensation at the rate specified in Schedule 1 as it may be amended from time to time. Such compensation shall be paid at the times and on the terms set forth in Schedule 1. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

     6. Other Expenses. The Company shall pay all expenses relating to mailing prospectuses, statements of additional information, proxy solicitation material and shareholder reports to shareholders.

     7. Reports.

     (i) The Company and the Sub-Adviser agree to furnish to each other, current prospectuses, proxy statements, reports to shareholders, certified copies of financial statements, and such other information with regard to their affairs as each may reasonably request. The Investment Manager will furnish to the Sub-Adviser advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and the Investment Manager shall not use any such materials if the Sub-Adviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof.

     (ii) The Sub-Adviser shall provide to the Fund's custodian, on each business day, information relating to all transactions in the Managed Assets and shall provide such information to the Investment Manager upon request. The Sub-Adviser will make aIl reasonable efforts to notify the Custodian of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and will affirm the trade to the Custodian before the close of business one business day after the trade date (T + 1).

     (iii) The Sub-Adviser will promptly communicate to the Investment Manager and to the Company such information relating to portfolio transactions as they may reasonably request.

     (iv) The Sub-Adviser shall promptly notify the Company and the Investment Manager of any financial condition likely to impair the ability of the Sub-Adviser to fulfill its commitments under this Agreement.

     8. Status of Sub-Adviser. The Sub-Adviser is and will continue to be registered as such under the federal Investment Advisers Act of 1940. The services of the Sub-Adviser to the Company for the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided on authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     9. Certain Records. The Sub-Adviser shall maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-I under the 1940 Act. The Sub-Adviser shall provide to the Investment Manager or the Board of Directors such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Investment Manager or the Board of Directors may reasonably request.

     The Sub-Adviser shall keep the books and records relating to the Managed Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Investment Manager all information relating to the Sub-Advisers services under this Agreement needed by the Investment Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Investment Manager any other information relating to the Managed Assets that is required to be filed by the Investment Manager or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Investment Manager or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Investment Manager).

     10. Limitation of Liability of Sub-Adviser. The duties of the Sub-Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Adviser hereunder. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Paragraph 9, the term "Sub-Adviser" shall include directors, officers, employees and other corporate agents of the Sub-Adviser as well as that entity itself).

     11. Permissible Interests. Agents and shareholders of the Company may be interested in the Sub-Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Sub-Adviser are or may be interested in the Company as shareholders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Company as a shareholder or otherwise. In addition, brokerage transactions for the Company may be effected through affiliates of the Sub-Adviser if approved by the Board of Directors of the Company subject to the rules and regulations of the Securities and Exchange Commission.

     12. Duration and Termination. This Agreement shall be come effective upon its approval by the Board of Directors of the Company and by a vote of the majority of the outstanding voting securities of the Fund. This Agreement shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually by the vote of a (a) majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Company, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

     This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days nor more than 60 days written notice to the Sub-Adviser, by the Investment Manager at any time without the payment of a penalty upon 90 days written notice to the Sub-Adviser, or by the Sub-Adviser at any time without the payment of any penalty on 90 days written notice to the Investment Manager. This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Investment Manager's advisory agreement with the Company. Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 12, the terms "assignment", "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exceptions as may be granted by the SEC under said Act.

     13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice. At the outset, such notices shall be delivered to the following addresses:

          if to the Company, c/o Commonfund Asset Management Company, 450 Post Road East, Westport, CT. attn: President, if to the Investment Manager, at the foregoing address, and if to the Sub-Adviser at Wellington Management Company, LLP 75 State Street, Boston, MA 02109, attn: Regulatory Affairs.

     14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     16. Miscellaneous. This instrument constitutes the sole and only agreement of the parties to it relating to its object; any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement shall be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder shall operate as a waiver thereof. Except as set forth in Section 12, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which shall be deemed an original and both of which, taken together, shall be deemed to constitute one and the same instrument. A copy of the Declaration of Trust of the Company is on file with the Secretary of State of the State of Delaware and notice is hereby given that the obligations under this instrument are not binding on any of the Directors, officers or shareholders of the Company. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

     COMMONFUND INSTITUTIONAL FUNDS

     By:

     Attest:



     COMMONFUND ASSET MANAGEMENT COMPANY

     By:

     Attest:



     WELLINGTON MANAGEMENT COMPANY, LLP


     By:

     Attest:





                                   Schedule 1
                                     to the
                        Investment Sub-Advisory Agreement
                             dated October 12, 1999
                                      among
                         Commonfund Institutional Funds
                       Commonfund Asset Management Company
                                       and
                          Wellington Management Company

                                      Fees

Daily Accrual

Fees shall be accrued each day by applying to the Net Asset Value of the Managed Assets at the end of that day, the daily rate, using a 365 day year, equivalent to the following:

                                                                    Rate
           Managed Assets($)                                    (% Per Annum)

           First $ 100 million                                      0.10%
           Next $ 100 million                                       0.075%

           Over $ 200 million                                       0.055%


Quarterly Payment

Fees shall be paid within 30 days following the end of each calendar quarter.



COMMONFUND ASSET                    WELLINGTON MANAGEMENT
MANAGEMENT COMPANY                  COMPANY, LLP


By:                                 By:
     Name:                                Name:
     Title:                               Title:


Date of this Schedule 1: October 12, 1999




                             Investment Restrictions

     The following investment restrictions shall in every case be binding on the Sub-Adviser unless otherwise agreed by prior written consent of Commonfund Asset Management Company.

     The  restrictions   shall  not  be  construed  to  permit   investments  or
transactions that do not fall within the Investment Program set forth in the Prospectus and Statement of Additional Information.

A.   Eligible Investments

Investments must be of the following type:

1. Obligations of, or fully guaranteed as to both principal and interest by, the United States of America.
2. Obligations of, or fully guaranteed as to both principal and interest by, the following agencies and organizations:

     a.) Federal Home Loan Banks
         Federal Home Loan Mortgage Corporation
         Federal National Mortgage Association

     b.) Asian Development Bank
         Export-Import Bank
         Federal Farm Credit Bank
         Inter-American Development Bank
         International Bank for Reconstruction and Development
         Student Loan Marketing Association
         Tennessee Valley Authority

3. Obligations of commercial banks and bank holding companies, corporations, or other institutions, wherever organized provided that all such shall be subject to the provisions of paragraphs A.6 and A.7 below.

4. Obligations of any entities other than those specified in paragraphs A.1 through A.3 above, including mortgage pass-through, asset-backed securities, Collateralized Mortgage Obligations (C.M.O.'s) or Real Estate Mortgage Investment Conduits (R.E.M.I.C's); provided that all obligations described in this paragraph A.4 shall be further subject to the provision of paragraph A.6 below.

5.   Repurchase   agreements  with  banks  or  broker/dealers   subject  to  the
     provisions of paragraph D below.

6. The credit ratings applicable to all issues purchased under paragraphs A.3, A.4, and A.5 above shall be equal to or better than the following ratings of these sources:

         Duff & Phelps, Inc.:                           DP-1/A-
         Fitch/IBCA:                                    F-1/A-
         Moody's Investors Service:                     P-1(VMIG-1, MIG-1)/A3
         Standard & Poor's Corporation:                 A-1/A-
         Thomson BankWatch:                             TBW1/A-

     Two approved rating agencies' ratings must be used in determining eligibility; at least one of the rating services shall be Fitch, Moody's, Standard & Poor's or Thomson BankWatch. In the event of a split rating, Standard & Poor's or Moody's minimum of A-1/P-1 is to be observed. For securities with legal final maturities of one year or less, the short term ratings of the underlying credit may be used as a proxy for measuring the credit requirement.

     Downgraded Securities: Securities that fall below minimum credit quality after acquisition need not be sold in distress but shall be held for a time determined by the Sub-Adviser in its discretion to permit sale on commercially reasonable terms.

7. Obligations in the above categories may be either fixed rate or floating rate. All obligations must be payable in United States Dollars.

B.   Ineligible Investments and Investment Practices

Securities not itemized in paragraph A above are not eligible for investment. Without limiting the generality of this restriction, the following may not be purchased:

     1. Securities that require leveraging of the Managed Assets, i.e., reverse repurchase agreements and dollar rolls.
     2. Securities that exhibit extreme volatility or illiquidity, such as inverse floaters and mortgage-backed interest-only or principal-only strips.
     3. Swap agreements


C.   Diversification

1.   Obligations specified in paragraph A.1 above may be held without limit.
2. No more than 25% of the Managed Assets, measured at the time of purchase, may be invested in the securities issued or guaranteed by any one of the agencies or organizations specified in paragraph A.2 (a) above. No more than 5% of the Managed Assets, measured at the time of purchase, may be invested in the securities issued or guaranteed by any one of the agencies or organizations specified in paragraph A.2 (b) above. These limits apply in the aggregate to agency debt and guarantees of pass-throughs issued by an agency or organization. These limits do not apply to debt or pass throughs that collateralize repurchase agreements.
3. No more than 5% of the Managed Assets, measured at the time of purchase, may be invested in obligations of any one issuer, except in the case of securities specified in paragraphs A.1 through A.2 above.
4. No more than 5% of the Managed Assets, measured at the time of a transaction, may be committed to repurchase agreements with any single counterparty except for repurchase agreements collateralized with securities issued or guaranteed by the U.S. Treasury or its agencies. No more than 10% of the Managed Assets, measured at the time of a transaction may be committed to repurchase agreements with any single counterparty collateralized with securities issued or guaranteed by the U.S. Treasury or its agencies.
5. No more than 50% of the Managed Assets, measured at the time of purchase, may be committed to repurchase agreements.
6. No more than 50% of the Managed Assets, measured at the time of purchase, may be committed to tri-party repurchase agreements.
7. No more than 50% of the Managed Assets, measured at the time of purchase, may be invested in floating-rate obligations with final maturities in excess of one year; in the case of floating rate asset backed or mortgage backed securities, final maturity shall be deemed to be average remaining life.
8. No more than 25% of the Managed Assets, measured at the time of purchase, may be invested in Collaterized Mortgage Obligations (C.M.O.s) or Real Estate Mortgage Investment Conduits (R.E.M.l.C.s).

D.   Repurchase Agreements

1. Repurchase agreements shall be in writing. Repurchase agreements are investments of cash by the fund and hence result in the holding of securities as assets of the Fund subject to resale.
2. Repurchase agreements shall be collaterized in each instance by securities otherwise eligible for investment subject to the limitation on final maturity specified in paragraph E.1 below having an initial market value at least equal to 102% of the amount invested in the repurchase agreement, including accrued interest. The securities which are the subject of each repurchase agreement must be delivered to the custodian for the Fund either physically or in book-entry form and must be marked-to-market daily to ensure that each repurchase agreement is fully collateralized.

E.   Maturity

The annualized monthly variability of the actual total return on the Managed Assets should be in the range of the variability of total returns on three-month securities and never to exceed the variability of total returns on one-year securities. The investment risk of the Managed Assets, as indicated by the effective duration of the Managed Assets, shall always be within the range of one day to one year.

1. The final maturity of any single investment shall be no more than 5.5 years except in the case of securities identified in E.2 below.
2. The effective duration of C.M.O.'s, R.E.M.l.C.'s, mortgage backed and asset-backed securities should not exceed 5.5 years. In the case of floating rate securities the time until the next coupon reset shall not exceed 5.5 years. The estimated volatility of any of the securities identified in this paragraph E.2 shall not at any time exceed the volatility of a Treasury security with a maturity of 5.5 years as measured by its effective duration.